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                                                                    Exhibit 15.1

December 15, 1998

Board of Trustees and Shareholders
of ProLogis Trust:

We are aware that ProLogis (formerly Security Capital Industrial) Trust has incorporated by reference in this registration statement its Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998, which include our reports dated May 12, 1998, August 13, 1998 and November 3, 1998, respectively, covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933 (the "Act"), those reports are not considered a part of the registration statement prepared or certified by our Firm or reports prepared or certified by our Firm within the meaning of Sections 7 and 11 of the Act.

Very truly yours,



/s/ ARTHUR ANDERSEN LLP